The Partners
DUKE-WEEKS REALTY LIMITED PARTNERSHIP:



We consent to incorporation by reference in the registration statements No. 333-26845-01, No. 333-49911-01, and No. 333-
04695-01 on Form S-3 of Duke-Weeks Realty Corporation and Duke-Weeks Realty Limited Partnership of our report dated January 25, 2000, relating to the consolidated balance sheets of Duke-Weeks Realty Limited Partnership and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, partners' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which report appears in the December 31, 1999 annual report on Form 10-K of Duke-Weeks Realty Limited Partnership.




KPMG LLP
Indianapolis, Indiana
March 27, 2000